Exhibit 10.10

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of October 31, 2003, between Q COMM INTERNATIONAL, INC., a Utah corporation (the "Company"), having its principal place of business at 1145 South 1680 West, Orem Utah, 84058-4930, and MICHAEL K. OPENSHAW, residing at 237 Pebblebrook Way, Draper, Utah, 84020 (the "Executive").

                               W I T N E S S E T H

     WHEREAS, the Executive is currently employed by the Company and serves as the Company's Chief Financial Officer; and

     WHEREAS, the Company, recognizing the unique skills and abilities of the Executive, wishes to insure that the Executive will continue to be employed by the Company; and

     WHEREAS, the Executive desires to continue in the employment of the Company as President; and

     WHEREAS, the parties desire to set forth the terms and conditions of the employment relationship between the Company and the Executive.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in this Agreement, the Company and the Executive agree as follows:

     1. Employment and Duties. The Company hereby employs the Executive as its Chief Financial Officer on the terms and conditions provided in this Agreement and Executive agrees to accept such employment subject to the terms and conditions of this Agreement. The Executive shall be the chief financial and chief accounting officer of the Company and shall perform the duties and responsibilities that are customary for a chief financial officer of a public company, including maintaining its books and records of the Company, supervising the collection of revenues and the payment of expenses, preparing reports and statements for management and the stockholders of the Company, preparing the Company's quarterly and annual reports to be filed with the United States Securities and Exchange Commission, representing the Company to the financial community and structuring and executing financing and capital raising activities


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on behalf of the company,  and such other duties and  responsibilities  that are reasonably determined from time to time by the Company's Board of Directors (the "Board"). The Executive shall report to and be supervised by the Chief Executive Officer of the Company and the Board. The Executive shall be based at the Company's offices in Orem, Utah, or such other place which shall be within a
seventy-five   mile  radius   thereof  that  shall   constitute   the  Company's
headquarters and, except for business travel incident to his employment under this Agreement, the Company agrees the Executive shall not be required to relocate. The Executive agrees to devote substantially all his attention and time during normal business hours to the business and affairs of the Company and to use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities of his position and to accomplish the goals and objectives of the Company as may be established by the Chief Executive Officer of the Company and the Board. Notwithstanding the foregoing, the Executive may engage in the following activities (and shall be entitled to retain all economic benefits thereof including fees paid in connection therewith) as long as they do not interfere in any material respect with the performance of the Executive's duties and responsibilities hereunder: (i) serve on corporate, civic, religious, educational and/or charitable boards or committees, provided that the Executive shall not serve on any board or committee of any corporation or other business which competes with the Business (as defined in Section 10(a) below); (ii) deliver lectures, fulfill speaking engagements or teach on a part-time basis at
educational   institutions;   and  (iii)  make   investments  in  businesses  or
enterprises and manage his personal investments; provided that with respect to such activities Executive shall comply with any business conduct and ethics policy applicable to employees of the Company.

     2. Term. The term of this Agreement shall commence on November 1, 2003 (the "Commencement Date"), and shall terminate on December 31, 2005, unless earlier terminated in accordance with the terms of this Agreement (the "Termination Date"). Such term of employment is herein sometimes referred to as the "Employment Term".

     3. Compensation. As compensation for performing the services required by this Agreement, and during the term of this Agreement, the Executive shall be compensated as follows:

          (a) Base Compensation. The Company shall pay to the Executive an annual salary ("Base Compensation") of $125,000 throughout the Employment


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     Term. The Base Compensation shall be payable in equal installments pursuant to the Company's customary payroll procedures in effect for its executive personnel at the time of payment, but in no event less frequently than monthly, subject to withholding for applicable federal, state, and local income and employment related taxes.

          (b) Cash Bonuses. In addition to Base Compensation, the Executive may be entitled to receive additional compensation ("Cash Bonuses") as set forth in this Section 3(b). All Cash Bonuses shall be subject to applicable withholding for federal, state and local income and employment related taxes.

               (i) Signing Bonus. The Company shall pay the Executive $30,000 before November 30, 2003.

               (ii) Incentive Bonus. With respect to each of calendar year 2004 and 2005, the Company shall pay Executive an Incentive Bonus of up to an additional $40,000. The payment of such Incentive Bonus shall depend on the Company and/or the Executive achieving certain operational or performance benchmarks, which shall be determined by the Company and the Executive.

          (c) Stock Options. The Company shall grant Executive stock options covering 40,000 shares of the Company's common stock as follows:

               (i) Immediately upon the signing of this Agreement, the Company shall grant Executive stock options covering 20,000 shares of the Company's common stock. Such options shall be granted pursuant to one of the company's existing stock option plans, shall have an exercise price equal to the closing price of a share of the Company's common stock on the date of grant, shall have a term of ten (10) years and shall vest ratably on the last day of each calendar quarter in 2004 and shall contain such other terms and conditions as are set forth in the Company's standard stock option agreement.

               (ii) Immediately upon the later of (A) the approval by the Company's stockholder of a new stock option plan (or the amendment of the Company's 2003 Stock Option Plan increasing the number of shares reserved under such plan) or (B) January 1, 2004, the Company shall


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          grant Executive stock options  covering 20,000 shares of the Company's common stock. Such options shall have an exercise price equal to the closing price of a share of the Company's common stock on the date of grant, shall have a term of ten (10) years and shall vest 10,000 at such time as the Company shall report a Net Profit for two consecutive calendar quarters and 10,000 at such time as the Company shall have reported four quarters of Net Profits, whether or not consecutive and shall contain such other terms and conditions as are set forth in the Company's standard stock option agreement.

     4. Employee Benefits. During the Employment Term the Executive and his eligible dependents shall be entitled to such benefits (including but not limited to, the right to participate in any retirement plans (qualified and non-qualified), pension, insurance, health, disability or other benefit plan or program that has been or is hereafter adopted by the Company (or in which the Company participates), as shall be determined by the Board from time to time; provided, however, that the Executive shall always be entitled to such benefits as are generally made available to the senior executives of the Company.

     5. Vacation. The Executive shall be entitled to the normal and customary amount of paid vacation provided to senior executive officers of the Company, but in no event less than three weeks during each calendar year. Upon any termination of this Agreement for any reason whatsoever, any accrued and unused vacation shall be dealt with in accordance with Company policy.


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


     6.  Expenses.   The  Executive   shall  be  promptly   reimbursed   against
presentation of vouchers or receipts for all reasonable and necessary expenses incurred by him in connection with the performance of his duties hereunder.

     7. Indemnification. The rights of the Executive to indemnification from the Company for acts or omissions in connection with his employment by the Company are set forth in the Indemnification Agreement, dated October 10, 2001, between the company and the Executive (the "Indemnification Agreement").

     8. Termination and Termination Benefits.

          (a) Termination by the Company.

               (i) For Cause.  Notwithstanding  any provision  contained herein, the Company may terminate this Agreement at any time during the Employment Term for "Cause". For purposes of this subsection 8(a)(i), "Cause" shall mean (x) the willful failure by the Executive to substantially perform his duties hereunder for any reason other than total or partial incapacity due to physical or mental illness,
          (y) a conviction of Executive of any crime (other than a routine traffic violation) that constitutes a felony in the jurisdiction in which the crime was committed or the conviction of Executive of any act that constitutes moral turpitude or (z) Executive having committed any act constituting fraud, theft or conversion of property as determined by a court of competent jurisdiction or by the Board after due investigation. Termination pursuant to clause (x) of this subsection 8(a)(i) shall be effective immediately 15 days after delivering written notice thereof from the Company to the Executive specifying the acts or omissions constituting the failure and requesting that they be remedied, but only if the Executive has not cured such failure within such 15 day period. In the event of a termination pursuant to this subsection 8(a)(i), the Executive shall be entitled to payment of his Base Compensation and the benefits pursuant to Section 4 hereof up to the effective date of such termination and it is also the intention and agreement of the Company that Executive shall not be deprived by reason of termination for Cause of any payments, options or benefits which have been vested or have been earned or to which Executive is entitled as of the effective date of such termination.

               (ii) Disability. If due to illness, physical or mental disability, or other incapacity, the Executive shall fail, for a total of any six consecutive months ("Disability"), to substantially perform the principal duties required by this Agreement, the Company may


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

          terminate this Agreement upon 30 days' written notice to the Executive. In such event, the Executive shall be (1) paid his Base Compensation until the Termination Date, and (2) provided with employee benefits pursuant to Section 4, to the extent available, for the remainder of the Employment Term; provided, however, that any compensation to be paid to the Executive pursuant to this subsection 8(a)(ii) shall be offset against any payments received by the Executive pursuant to any policy of disability insurance the premiums of which are paid for by the Company.

               (iii) Without Cause. The Company may terminate the Executive's employment hereunder at any time without Cause. If the Company terminates the Executive's employment hereunder without Cause, other than due to death or Disability, the Executive shall be paid:
          (i) his Base Compensation at the rate in effect at the time of termination for a period ending on the earlier of (A) the one-year anniversary of the Termination Date or (B) December 31, 2005; (ii) any Incentive Bonus that he would have earned had the Company not terminated this Agreement without Cause and (iii) continuation until the expiration of the Employment Term of the health and welfare benefits of the Executive and any long-term disability insurance generally provided to senior executives of the Company (as provided for by Section 4 of this Agreement); provided, however, if the Executive obtains new employment and such employment makes the Executive eligible for health and welfare or long-term disability benefits which are equal to or greater in scope then the benefits then being offered by the Company, then the Company shall no longer be required to provide such benefits to the Executive.

          (b) Termination by the Executive. The Executive may terminate this Agreement at any time upon ninety (90) prior written notice to the Company. Unless such termination is for Good Reason (as defined below), in such event the Company's sole obligation to the Executive shall be to pay the Executive his Base Compensation and the benefits described in Section 4 hereof, up to the date of such termination. If the Executive terminates this Agreement for Good Reason, it shall be treated as if the Company terminated this Agreement without Cause and the provisions of Section 8(a)(iii) shall apply.

          As used herein, "Good Reason" means and shall be deemed to exist if, without the prior express written consent of the Executive, (a) the Company breaches this Agreement in any material respect; (b) the Company fails to obtain the full assumption of this Agreement by a successor; or (c) the Company purports to terminate the Executive's employment for Cause and such


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

     purported termination of employment is not effected in accordance with the requirements of this Agreement; provided, however, that with respect to items (a) and (c) above, within fifteen (15) days of written notice of termination by the Executive, the Company has not cured, or commenced to cure, such failure or breach.

          (c) Vesting of Stock Grants and Stock Options. In the event of any termination of this Agreement, Executive's rights with regard to any stock grants or stock options shall be as set forth in the respective agreement containing the terms and conditions pertaining thereto. Notwithstanding the foregoing, in the event that the Executive is terminated for reasons other than for "Cause" or in the event the Executive terminates this Agreement for "Good Reason," or in the event this Agreement is terminated by reason of Executive's death, any stock options then held by the Executive shall immediately vest in the Executive and shall remain exercisable for the period specified in the grant agreement notwithstanding any provision therein to the contrary.

          (d) Death Benefit. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of the Executive's death. In such event the Company shall continue to pay Executive's Base Compensation and any Incentive Bonus that he would have earned had he not died to his wife, if she survives him, or, if she does not survive him, to his estate, through the end of the twelfth month following the month in which such death occurs.

     9. Company Property. All advertising, promotional, sales, suppliers, manufacturers and other materials or articles or information, including without limitation data processing reports, customer lists, customer sales analyses, invoices, product lists, price lists or information, samples, or any other materials or data of any kind furnished to the Executive by the Company or developed by the Executive on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with the Executive's employment hereunder, are and shall remain the sole and confidential property of the Company; if the Company requests the return of such materials at any time during or at or after the termination of the Executive's employment, the Executive shall immediately deliver the same to the Company.

     10. Covenant Not To Compete.

          (a) Covenants Against Competition. As of the date of this Employment Agreement (i) the Company is engaged in the business of selling prepaid


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     products  and servics and selling or  licensing  an  integrated  electronic point of sale activation system (the "Business"); (ii) the Company's Business is conducted currently throughout the United States, Canada and in certain countries in Europe and Asia and may be expanded to other locations; (iii) the Executive's employment with the Company will have given him access to confidential information concerning the Company; and
     (iv) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company. Accordingly, the Executive covenants and agrees as follows:

               (i) Non-Compete. Without the prior written consent of the Board, the Executive shall not during the Restricted Period (as defined below) within the Restricted Area (as defined below) (except in the Executive's capacity as an officer of the Company or any of its affiliates), (a) engage or participate in the Business; (b) enter the employ of, or render any services (whether or not for a fee or other compensation) to, any person engaged in the Business; or (c) acquire an equity interest in any such person; provided, further, that during the Restricted Period the Executive may own, directly or indirectly, up to 5%, solely as a passive investment, of the securities of any company traded on any national securities exchange or on the National Association of Securities Dealers Automated Quotation System.

               As used herein, "Restricted Period" shall mean the period commencing on the Effective Date and ending on the first anniversary of the Executive's termination of employment.

               "Restricted Area" shall mean any place within the United States and any other country in which the Company is then actively has an ongoing Business relationship or is actively negotiating Business.

               (ii) Confidential Information; Personal Relationships. The Executive acknowledges that the Company has a legitimate and continuing proprietary interest in the protection of its confidential information and has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect confidential information. The Executive agrees that, during and after the Restricted Period, without the prior written consent of the Board, the Executive shall keep secret and retain in strictest confidence, and shall not knowingly use for the benefit of himself or others all confidential matters relating to the Company's Business including, without limitation, operational methods, marketing or development


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          plans  or  strategies,   business  acquisition  plans,  joint  venture
          proposals or plans, and new personnel acquisition plans, learned by the Executive heretofore or hereafter (such information shall be
          referred  to  herein  collectively  as  "Confidential   Information");
          provided, that nothing in this Agreement shall prohibit the Executive from disclosing or using any Confidential Information (A) in the performance of his duties hereunder, (B) as required by applicable law, (C) in connection with the enforcement of his rights under this Agreement or any other agreement with the Company, or (D) in connection with the defense or settlement of any claim, suit or action brought or threatened against the Executive by or in the right of the
          Company.   Notwithstanding  any  provision  contained  herein  to  the contrary, the term Confidential Information shall not be deemed to include any general knowledge, skills or experience acquired by the Executive or any knowledge or information known or available to the public in general. Moreover, the Executive shall be permitted to retain copies of, or have access to, all such Confidential Information relating to any disagreement, dispute or litigation (pending or threatened) involving the Executive.

                    (iii) Employees of the Company and its Affiliates. During the Restricted Period, without the prior written consent of the Board of the Company, the Executive shall not, directly or indirectly, hire or solicit, or cause others to hire or solicit, for employment by any person other than the Company or any affiliate or successor thereof, any employee of, or person employed within the two years preceding the Executive's hiring or solicitation of such person by, the Company and its affiliates or successors or encourage any such employee to leave his employment. For this purpose, any person whose employment has been terminated involuntarily by the Company shall be excluded from those persons protected by this Section for the benefit of the Company.

                    (iv) Business  Relationships.  During the Restricted Period,
               the Executive shall not, directly or indirectly, request or advise a person that has a business relationship with the Company to curtail or cancel such person's business relationship with the Company.

          (b) Rights and Remedies Upon Breach. If the Executive breaches, threatens to commit a breach of, any of the provisions contained in Section 10 of this Agreement (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which



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     is in  addition  to,  and not in lieu of,  any other  rights  and  remedies available to the Company under law or in equity.

               (i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

               (ii) Accounting. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of Restrictive Covenants.

          (c) Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions. The provisions set forth in Section 10 above shall be in addition to any other provisions of the business conduct and ethics policy applicable to employees of the Company and its subsidiaries during the term of Executive's employment.

          (d) Saving Clause. If the period of time or the area specified in subsection (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If the Executive violates any of the restrictions contained in the foregoing subsection (a), the restrictive period shall not run in favor of the Executive from the time of the commencement of any such violation until such time as such violation shall be cured by the Executive to the satisfaction of Company.

     11. Executive's Representation and Warranties. Executive represents and warrants that he has the full right and authority to enter into this Agreement and fully perform his obligations hereunder, that he is not subject to any non-competition agreement other than with the Company, and that his past, present and anticipated future activities have not and will not infringe on the


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proprietary rights of others.  Executive further represents and warrants that he is not obligated under any contract (including, but not limited to, licenses, covenants or commitments of any nature) or other agreement or subject to any judgment, decree or order of any court or administrative agency which would conflict with his obligation to use his best efforts to perform his duties hereunder or which would conflict with the Company's business and operations as presently conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as officer and employee by Executive will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument to which Executive is currently a party.

     12. Miscellaneous.

          (a) Integration; Amendment. This Agreement and the Indemnity Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. Notwithstanding the foregoing, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided or maintained by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other existing or future agreements with the Company. Except as otherwise expressly provided for in this Agreement, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plans or programs of the Company at or subsequent to the date of termination shall be payable in accordance with such plans or programs.

          (b) Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

          (c) Waivers. The failure or delay of any party at any time to require performance by the other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of


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     that provision or to exercise any right,  power, or remedy  hereunder,  and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to other or further notice or demand in similar or other circumstances.

          (d) Power and Authority. The Company represents and warrants to the Executive that it has the requisite corporate power to enter into this Agreement and perform the terms hereof; that the execution, delivery and performance of this Agreement by it has been duly authorized by all appropriate corporate action; and that this Agreement represents the valid and legally binding obligation of the Company and is enforceable against it in accordance with its terms.

          (e) Burden and Benefit; Survival. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and assigns. In addition to, and not in limitation of, anything contained in this Agreement, it is expressly understood and agreed that the Company's obligation to pay Termination Compensation as set forth herein shall survive any termination of this Agreement.

          (f) Governing Law; Headings. This Agreement and its construction, performance, and enforceability shall be governed by, and construed in accordance with, the laws of the State of Utah. Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

          (g) Jurisdiction. Except as otherwise provided for herein, each of the parties (a) submits to the exclusive jurisdiction of any state court sitting in Utah County, Utah or federal court sitting in Utah in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (d) waives any right such party may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 12(i). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

          (h) Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by confirmed facsimile transmission and followed promptly by mail, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at their respective addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof) as set forth in the preamble to this Agreement or to any other address or addressee as any party entitled to receive notice under this Agreement shall designate, from time to time, to others in the manner provided in this subsection 12(i) for the service of notices.

          Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given and received on the day it was received; provided, however, that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day. Any notice sent by facsimile transmission shall be deemed to have been given and received on the business day next following the day of transmission.

          (i) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                             Q COMM INTERNATIONAL, INC.


                                      By:    -----------------------------------
                                             Name:  Paul C. Hickey
                                             Title:  Chief Executive Officer


                                             -----------------------------------
                                             MICHAEL K. OPENSHAW